Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ameresco, Inc. of our report dated March 31, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Ameresco, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
May 25, 2011